Exhibit 99.1

Editorial Contact:	Investor Relations Contact:

Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT EXCEEDS GUIDANCE FOR SECOND QUARTER OF FISCAL 2010
Company Again Delivers Core Operating Margin in Excess of 20 Percent
     NEWPORT BEACH, Calif., Apr. 27, 2010 — Conexant Systems, Inc. (NASDAQ: CNXT) today announced that financial results for the second quarter of fiscal 2010 exceeded guidance provided at the beginning of the quarter. The company also said it delivered core gross margin of 61.5 percent of revenues and core operating margin of 21 percent of revenues. Core operating margin was above 20 percent for the second consecutive quarter.
Second Fiscal Quarter Financial Results
     Conexant presents financial results based on Generally Accepted Accounting Principles (GAAP) as well as select non-GAAP financial measures intended to reflect its core results of operations. The company believes these core financial measures provide investors with additional insight into its underlying operating results. Core financial measures exclude certain non-cash and other non-core items as fully described in the GAAP to non-GAAP reconciliation in the accompanying financial data.
     For the second quarter of fiscal 2010, Conexant’s revenues were $61.9 million. Core gross margins were 61.5 percent of revenues. Core operating expenses were $25 million, core operating income was $13.0 million, and core net income was $8.3 million, or $0.12 per diluted share, based on an average of 70.5 million shares outstanding.
     On a GAAP basis, net revenues for the second quarter of fiscal 2010 were $61.9 million. GAAP gross margins were 61.1 percent of revenues. GAAP operating expenses were $26.9 million. GAAP net income including discontinued operations was $10.9 million, or $0.15 per diluted share.
     The company ended the quarter with $187.5 million in cash and cash equivalents, compared to $59.1 million in the previous quarter. During the second fiscal quarter, the company raised $175 million in new senior secured debt and $60 million through the issuance of new shares of common stock, and retired $105 million of the convertible subordinated notes due in 2026.
Financial Performance and Business Perspective
     “For the second fiscal quarter, the Conexant team again delivered performance that met or exceeded our expectations on all financial metrics,” said Scott Mercer, Conexant’s chairman and chief executive officer.

“Second fiscal quarter revenues of $61.9 million were better than the $60 million to $61 million we anticipated entering the quarter. Second quarter core gross margin of 61.5 percent was 50 basis points better than the 61 percent we expected. Core operating expenses of $25 million met our expectations, and core operating income of $13.0 million was above the range of $11.6 million to $12.5 million we anticipated and represented 21 percent of revenues. Core net income was $8.3 million, or $0.12 per share. Based on our capital structure at the time we provided guidance and prior to the issuance of new debt and equity, our earnings per share for the quarter would have been $0.15, better than the $0.13 to $0.14 we anticipated.
     “During the quarter we completed the financial restructuring of our company, which was one of our highest priorities,” Mercer said. “Last month, we successfully executed new debt and equity transactions designed to raise the capital required to retire our convertible debt ‘puttable’ in March 2011. Using the proceeds from these offerings, and available cash, we made a tender offer for the remaining convertible debt and retired $105 million of the notes, leaving us with the option of ‘calling’ the balance of the convertible notes in March of next year.
     “With our capital-structure issues behind us, we are focused on capturing market share with existing products and delivering new solutions for imaging, audio, embedded modem, and video surveillance applications,” Mercer said. “In addition, we plan to apply our core capabilities in analog and mixed-signal design and firmware and software development to capitalize on new opportunities in adjacent markets.”
Third Fiscal Quarter Business Outlook
     Conexant expects revenues for the third quarter of fiscal 2010 to be $60 million to $61 million. Core gross margins are expected to be about 61 percent of revenues. The company anticipates that core operating expenses will be approximately $25 million. As a result, the company expects that third fiscal quarter core operating income will range between $11.6 million and $12.2 million, with core net income of $0.05 to $0.06 per share based on approximately 83 million shares outstanding.
Conference Call Today
     Financial analysts, members of the media, and the public are invited to participate in a conference call that will take place today at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). Conexant senior management will discuss second quarter fiscal 2010 financial results and the company’s outlook. To listen to the conference call via telephone, dial (866) 650-4882 (in the U.S. and Canada) or (706) 679-7338 (from other international locations); participant pass code: Conexant; Conference ID number: 67758995.
     To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at http://ir.conexant.com. Shortly after the call concludes, a playback of the call will be accessible on Conexant’s Web site at www.conexant.com or by calling (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (other international locations); conference ID: 67758995.
About Conexant
     Conexant’s portfolio of innovative semiconductor solutions includes products for imaging, audio, embedded modem, and video surveillance applications. Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.
Safe Harbor
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,”

“anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: our narrower, less diversified and more focused portfolio of products as a result of our recent restructuring activities; the risks of doing business internationally; the highly cyclical nature of the semiconductor industry, which is subject to significant downturns that may negatively impact our business, financial condition, cash flow, and results of operations; the intense competition we face in the markets we operate in; the cyclical nature of the markets addressed by our products and our customers’ products; volatility in the technology sector and the semiconductor industry; the financial risks of default by tenants and subtenants in the space we own or lease; our history of substantial GAAP losses; our ability to use our substantial net operating losses to offset future taxable income; our successful development of competitive new products; future impairment of our goodwill and intangible assets; the loss of a key customer or a significant reduction in purchases by any key customers; the timing of our new product introductions and our product quality; demand for and market acceptance of our new and existing products; our ability to anticipate trends and develop products for which there will be market demand; product obsolescence; changes in our product mix; pricing pressures and other competitive factors; our ability to timely develop and implement new technologies and to obtain protection for the related intellectual property; the ability of our customers to manage inventory; the availability of manufacturing capacity; the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology, and the demands it may place on the time and attention of our management and the expense it may place on our company; general economic and political conditions and conditions in the markets we address; as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings. The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CONEXANT SYSTEMS, INC.
GAAP Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Fiscal Quarter Ended			Six Fiscal Months Ended
	April 2,	January 1,	April 3,	April 2,	April 3,
	2010	2010	2009	2010	2009
Net revenues	$61,868	$61,813	$43,965	$123,681	$101,428
Cost of goods sold	24,087	24,204	18,930	48,291	43,876

Gross margin	37,781	37,609	25,035	75,390	57,552
Operating expenses:
Research and development	14,100	13,245	12,766	27,345	26,333
Selling, general and administrative	12,681	12,402	17,060	25,083	34,926
Amortization of intangible assets	284	396	1,340	680	1,857
Gain on sale of intellectual property	—	—	—	—	(12,858)
Special (credits) charges (Note 1)	(210)	346	2,016	136	12,593

Total operating expenses	26,855	26,389	33,182	53,244	62,851

Operating income (loss)	10,926	11,220	(8,147)	22,146	(5,299)
Interest expense (Note 2)	7,775	9,503	8,633	17,278	17,259
Other (income) expense, net	(7,755)	(7,204)	(1,815)	(14,959)	112

Income (loss) from continuing operations before income taxes and income (loss) on equity method investments	10,906	8,921	(14,965)	19,827	(22,670)
Income tax provision (benefit)	331	(230)	175	101	643

Income (loss) from continuing operations before income (loss) on equity method investments	10,575	9,151	(15,140)	19,726	(23,313)
Income (loss) on equity method investments	209	(454)	(835)	(245)	(1,681)

Income (loss) from continuing operations	10,784	8,697	(15,975)	19,481	(24,994)
Income (loss) from discontinued operations, net of tax	95	(363)	(1,138)	(268)	(13,111)

Net income (loss)	$10,879	$8,334	$(17,113)	$19,213	$(38,105)

Income (loss) per share from continuing operations — basic	$0.16	$0.14	$(0.32)	$0.30	$(0.50)

Income (loss) per share from continuing operations — diluted	$0.15	$0.14	$(0.32)	$0.30	$(0.50)

Income (loss) per share from discontinued operations — basic	$0.00	$0.00	$(0.02)	$0.00	$(0.27)

Income (loss) per share from discontinued operations — diluted	$0.00	$0.00	$(0.02)	$(0.01)	$(0.27)

Net income (loss) per share — basic	$0.16	$0.14	$(0.34)	$0.30	$(0.77)

Net income (loss) per share — diluted	$0.15	$0.14	$(0.34)	$0.29	$(0.77)

Shares used in computing basic per-share computations	69,136	60,023	49,755	64,579	49,706

Shares used in computing diluted per-share computations	70,513	60,091	49,755	65,273	49,706

Note 1	— Special (credits) charges consist primarily of restructuring charges. Special charges in the six fiscal months ended April 3, 2009 also include a $3.25 million charge related to a legal settlement.

Note 2	— Effective October 3, 2009 we adopted FSP APB 14-1, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. Under this new method of accounting, the debt and equity components of our convertible notes are bifurcated and accounted for separately. The equity components of our convertible notes are included in Stockholders’ equity in our Condensed Consolidated Balance Sheets with a corresponding reduction in the carrying values of our convertible notes as of the date of issuance or modification, as applicable. The reduced carrying values of our convertible notes are being accreted back to their principal amounts through the recognition of non-cash interest expense. This results in recognizing interest expense on these borrowings at effective rates approximating what we would have incurred had we issued nonconvertible debt with otherwise similar terms. In connection with applying this new accounting to current and prior periods, we recorded $3.1 million, $3.4 million and $3.4 million of additional non-cash interest expense in the fiscal quarters ended April 2, 2010, January 1, 2010 and April 3, 2009, respectively, and $6.5 million and $6.7 million in the six fiscal months ended April 2, 2010 and April 3, 2009, respectively.

CONEXANT SYSTEMS, INC.
Reconciliation of GAAP Financial Measures to Non-GAAP Core Financial Measures
(unaudited, in thousands, except per share amounts)

	Fiscal Quarter Ended			Six Fiscal Months Ended
	April 2,	January 1,	April 3,	April 2,	April 3,
	2010	2010	2009	2010	2009
GAAP and Core net revenues	$61,868	$61,813	$43,965	$123,681	$101,428

GAAP cost of goods sold	$24,087	$24,204	$18,930	$48,291	$43,876
Stock-based compensation (a)	(95)	(58)	(82)	(153)	(119)
Other (e)	(171)	(55)	(25)	(226)	(611)

Non-GAAP Core cost of goods sold	$23,821	$24,091	$18,823	$47,912	$43,146

GAAP gross margin	$37,781	$37,609	$25,035	$75,390	$57,552
Gross margin adjustments (a, e)	266	113	107	379	730

Non-GAAP Core gross margin	$38,047	$37,722	$25,142	$75,769	$58,282

GAAP operating expenses	$26,855	$26,389	$33,182	$53,244	$62,851
Stock-based compensation (a)	(1,760)	(1,438)	(1,568)	(3,198)	(3,716)
Amortization of intangible assets (b)	(284)	(396)	(1,340)	(680)	(1,857)
Gain on sale of intellectual property (c)	—	—	—	—	12,858
Special credits (charges) (d)	210	(346)	(1,884)	(136)	(12,092)

Non-GAAP Core operating expenses	$25,021	$24,209	$28,390	$49,230	$58,044

GAAP operating income (loss)	$10,926	$11,220	$(8,147)	$22,146	$(5,299)
Gross margin adjustment (a, e)	266	113	107	379	730
Operating expenses adjustments (a-d)	1,834	2,180	4,792	4,014	4,807

Non-GAAP Core operating income (loss)	$13,026	$13,513	$(3,248)	$26,539	$238

GAAP interest expense	$7,775	$9,503	$8,633	$17,278	$17,259
Debt discount and debt issuance cost amortization (k).	(3,108)	(3,407)	(3,357)	(6,515)	(6,660)
Interest expense adjustments (l)	(533)	(2,400)	—	(2,933)	—

Non-GAAP Core interest expense	$4,134	$3,696	$5,276	$7,830	$10,599

GAAP other (income) expense, net	$(7,755)	$(7,204)	$(1,815)	$(14,959)	$112
Unrealized gains (losses) on Mindspeed warrant (f)	13,916	4,285	1,078	18,201	596
Gain on sale of equity securities (g)	3,621	4,113	—	7,734	53
Loss on impairment of investments (h)	—	—	(135)	—	(2,770)
Loss on extinguishment of debt (i)	(9,482)	(1,123)	—	(10,605)	—

Non-GAAP Core other expense (income), net	$300	$71	$(872)	$371	$(2,009)

GAAP income (loss) from continuing operations	$10,784	$8,697	$(15,975)	$19,481	$(24,994)
Gross margin adjustments (a, e)	266	113	107	379	730
Operating expenses adjustments (a-d)	1,834	2,180	4,792	4,014	4,807
(Income) loss on equity method investments (j)	(209)	454	835	245	1,681
Other (income) expense adjustments (f-i)	(8,055)	(7,275)	(943)	(15,330)	2,121
Interest expense adjustments (k-l)	3,641	5,807	3,357	9,448	6,660

Non-GAAP Core income (loss) from continuing operations	$8,261	$9,976	$(7,827)	$18,237	$(8,995)

Basic and Diluted income (loss) per share from continuing operations:
GAAP Basic	$0.16	$0.14	$(0.32)	$0.30	$(0.50)

GAAP Diluted	$0.15	$0.14	$(0.32)	$0.30	$(0.50)

Non-GAAP Basic	$0.12	$0.17	$(0.16)	$0.28	$(0.18)

Non-GAAP Diluted	$0.12	$0.17	$(0.16)	$0.28	$(0.18)

Shares used in basic and diluted per-share computations:
Basic	69,136	60,023	49,755	64,579	49,706

Diluted	70,513	60,091	49,755	65,273	49,706

See “GAAP to Non-GAAP Core Adjustments” below

CONEXANT SYSTEMS, INC.
GAAP to Non-GAAP Core Adjustments:
(a)	Stock-based compensation expense is based on the fair value of all stock options and employee stock purchase plan shares in accordance with SFAS No. 123(R).

(b)	Amortization of intangible assets resulting from business combinations.

(c)	Gain on sale of intellectual property which is not part of our core, on-going operations.

(d)	Special credits (charges) consist primarily of restructuring charges. Special charges in the six fiscal months ended April 3, 2009 also include a $3.25 million charge related to a legal settlement.

(e)	Represents primarily environmental remediation charges. The six fiscal months ended April 3, 2009 also includes charges to inventory acquired through the purchase of the “SigmaTel” multifunction printer imaging product lines.

(f)	Unrealized gain and loss associated with the change in the fair value of our warrant to purchase 6.1 million shares of Mindspeed Technologies, Inc. common stock, which is accounted for as a derivative instrument.

(g)	Gain on sale of equity securities and on the liquidation of companies in which we held equity securities.

(h)	Losses from other than temporary impairment of marketable securities and cost based investments.

(i)	The loss in the fiscal quarter ended April 2, 2010 consists of the loss incurred on extinguishment of $104.7 million of convertible subordinated notes. The loss in the fiscal quarter ended January 1, 2010 consists of a $0.6 million loss incurred on extinguishment of our floating rate senior secured notes and a loss of $0.5 million on extinguishment of convertible subordinated notes with a face value of $17.6 million.

(j)	(Income) loss on equity method investments.

(k)	Consists of non-cash interest expense resulting from the amortization of debt discount and debt issuance costs of $3.1 million, $3.4 million and $3.4 million in the fiscal quarters ended April 2, 2010, January 1, 2010 and April 3, 2009, respectively, and $6.5 million and $6.7 million in the six fiscal months ended April 2, 2010 and April 3, 2009, respectively.

(l)	Other interest expense which is not part of our on-going operations. For the fiscal quarter ended April 2, 2010, the adjustment consists of $0.5 million of accelerated amortization of debt issuance costs related to the extinguishment of $104.7 million of convertible subordinated notes. For the fiscal quarter ended January 1, 2010 the adjustment consists of $1.7 million expense from the termination of our interest rate swap, $0.6 million of accelerated amortization of debt issuance costs related to the extinguishment of $61.4 million of floating rate senior notes and $0.1 million related to accelerated amortization of debt issuance costs related to the extinguishment of convertible subordinated notes.
Non-GAAP Financial Measures:
We have presented non-GAAP cost of goods sold, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP interest expense, non-GAAP other expense (income), non-GAAP income (loss) from continuing operations and non-GAAP basic and diluted income (loss) per share from continuing operations, on a basis consistent with our historical presentation to assist investors in understanding our core results of operations on an on-going basis. These non-GAAP financial measures also enhance comparisons of our core results of operations with historical periods. We are providing these non-GAAP financial measures to investors to enable them to perform additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow our company. Management believes that these are important measures in the evaluation of our results of operations. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by us may be different than non-GAAP financial measures presented by other companies.
GAAP Guidance:
We do not present GAAP guidance due to our inability to project (i) future market prices of the common stock of a third party underlying a derivative financial instrument, (ii) realized gains or losses from the sale of equity securities in third parties, and (iii) the financial results of investments accounted for using the equity method of accounting.

CONEXANT SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	April 2,	October 2,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$187,526	$125,385
Restricted cash	—	8,500
Receivables, net	27,798	30,110
Inventories, net	9,570	9,216
Other current assets	19,789	26,148
Current assets held for sale	12,247	—

Total current assets	256,930	199,359
Property, plant and equipment, net	6,263	15,299
Goodwill	109,908	109,908
Other assets	47,985	25,635

Total assets	$421,086	$350,201

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Current portion of long-term debt	$—	$61,400
Short-term debt, net of debt discount of $6,891 and $0	120,817	28,653
Accounts payable	18,007	24,553
Accrued compensation and benefits	9,696	8,728
Other current liabilities	33,450	33,978

Total current liabilities	181,970	157,312

Long-term debt, net of debt discount of $1,619 and $21,422 (Note 2 on page 1)	173,381	228,578
Other liabilities	59,261	62,089

Total liabilities	414,612	447,979

Shareholders’ equity (deficit)	6,474	(97,778)

Total liabilities and shareholders’ equity (deficit)	$421,086	$350,201

Selected Other Data
(unaudited, in thousands)

	Fiscal Quarter Ended			Six Fiscal Months Ended
	April 2,	January 1,	April 3,	April 2,	April 3,
	2010	2010	2009	2010	2009

Revenues By Region:
Americas	$4,232	$3,994	$2,105	$8,226	$5,822
Asia-Pacific	56,947	56,805	41,109	113,752	93,854
Europe, Middle East and Africa	689	1,014	751	1,703	1,752

	$61,868	$61,813	$43,965	$123,681	$101,428

Cash Flow Data:
Depreciation of PP&E	$839	$1,067	$2,010	$1,906	$4,659
Capital expenditures	$306	$219	$166	$525	$347
Cash provided by (used in) operating activities	$1,014	$10,205	$1,372	$11,219	$(4,091)